UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2008

(Date of earliest event reported)

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

995 E. Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330

(Address of principal executive offices including zip code and registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On December 30, 2008, Robert W. Duggan & Associates ("RWD"), made an unsecured loan to Pharmacyclics, Inc. (the "Registrant"), in the amount of $5,000,000 (the "Loan"). Under the terms of the Loan, the Registrant is to pay RWD the principal sum of $5,000,000 on the earlier of (i) July 1, 2010 or (ii) upon the closing of an equity offering or rights offering by the Registrant (provided that the Loan shall only accelerate up to the amount of net proceeds raised in the equity offering or rights offering, as the case may be). The Loan bears interest as follows: (i) 1.36% from December 30, 2008 until March 31, 2009, (ii) the rate of interest in effect for such day as publicly announced from time to time by Citibank N.A. as its "prime rate" from April 1, 2009 until December 31, 2009 and (iii) the prime rate plus 2% from January 1, 2010 until the expiration of the Loan. Interest is to be paid annually.

RWD is controlled by the Registrant's Chairman of the Board and interim Chief Executive Officer, Chief Financial Officer and Secretary, Robert W. Duggan. Mr. Duggan is the beneficial owner of approximately 29% of the Registrant's outstanding common stock. The Loan was approved by a majority of the disinterested members of the Registrant's Board of Directors.

Item 8.01     Other Events.

On January 6, 2009, the Registrant issued a press release related to the matters set forth in Item 1.01. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

 (d)     Exhibits.
Exhibit No.	Description
99.1	Press Release dated January 6, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   January 6, 2009

PHARMACYCLICS, INC. By: /s/ ROBERT W. DUGGAN Name: Robert W. Duggan Title: Chairman and Interim Chief Executive Officer, Chief Financial Officer and Secretary

INDEX TO EXHIBITS
Exhibit	Description
99.1	Press Release dated January 6, 2009. PDF

         PDF    Also provided in PDF as a courtesy.